EXHIBIT 99.3

MIDAMERICAN ENERGY HOLDINGS COMPANY

OFFER TO EXCHANGE
UP TO $550,000,000 IN PRINCIPAL AMOUNT OF
5.95% SENIOR BONDS DUE MAY 15, 2037
FOR
ALL OF ITS OUTSTANDING
5.95% SENIOR BONDS DUE MAY 15, 2037 AND
SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

To Our Clients:

Enclosed for your consideration is a Prospectus dated, 2007 (as the same may be amended or supplemented from time to time, the ‘‘Prospectus’’) and a form of Letter of Transmittal (the ‘‘Letter of Transmittal’’) relating to the offer (the ‘‘Exchange Offer’’) by MidAmerican Energy Holdings Company (the ‘‘Company’’) to exchange up to $550,000,000 in principal amount of its 5.95% Senior Bonds due May 15, 2037 (the ‘‘Exchange 2007 Bonds’’) for all of its outstanding 5.95% Senior Bonds due May 15, 2037, issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the ‘‘Initial 2007 Bonds’’).

The material is being forwarded to you as the beneficial owner of Initial 2007 Bonds carried by us for your account or benefit but not registered in your name. A tender of any Initial 2007 Bonds may be made only by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Initial 2007 Bonds registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Initial 2007 Bonds in the Exchange Offer.

Accordingly, we request instructions as to whether you wish us to tender any or all Initial 2007 Bonds, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to tender your Initial 2007 Bonds.

YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO TENDER INITIAL 2007 BONDS ON YOUR BEHALF IN ACCORDANCE WITH THE PROVISIONS OF THE EXCHANGE OFFER. The Exchange Offer will expire at 5:00 p.m., Eastern Standard Time, on, 2007, unless extended (the ‘‘Expiration Date’’). Initial 2007 Bonds tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

If you wish to have us tender any or all of your Initial 2007 Bonds held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Initial 2007 Bonds held by us and registered in our name for your account or benefit.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of MidAmerican Energy Holdings Company.

THIS WILL INSTRUCT YOU TO TENDER THE PRINCIPAL AMOUNT OF INITIAL 2007 BONDS INDICATED BELOW HELD BY YOU FOR THE ACCOUNT OR BENEFIT OF THE UNDERSIGNED, PURSUANT TO THE TERMS OF AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

Box 1	Please tender my Initial 2007 Bonds held by you for my account or benefit. I have identified on a signed schedule attached hereto the principal amount of Initial 2007 Bonds to be tendered if I wish to tender less than all of my Initial 2007 Bonds.
Box 2	Please do not tender any Initial 2007 Bonds held by you for my account or benefit.

Date:                                 , 2007

Signature(s)

Please print name(s) here

Unless a specific contrary instruction is given in a signed Schedule attached hereto, your signature(s) hereon shall constitute an instruction to us to tender all of your Initial 2007 Bonds.